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                                                                    EXHIBIT 99.1


                             [DATAWORKS LETTERHEAD]


                                                           Contact: Chris Jensen
                                                                  (714) 788-4013


                      DATAWORKS CLOSES THE DCD ACQUISITION

         San Diego, CA -- September 27, 1996 -- DataWorks Corporation (Nasdaq:
DWRX) announced today that the Company's definitive agreement to acquire all of the outstanding stock of DCD Corporation has closed. The agreement, which was signed in August 1996, provides DataWorks with the broadest range of enterprise resource planning (ERP) offerings available for the mid-range manufacturing market.

         Stuart Clifton, DataWorks President/CEO, commented, "DataWorks is now well positioned to meet the varying requirements of mid-range companies by offering `right-sized' ERP solutions to manufacturers with annual revenues ranging anywhere from $3 million to $1 billion. In addition, since mid-sized companies are one of the fastest-growing segments of the manufacturing market, this acquisition positions us to be a single source solution provider for customers as they expand their operations. Our plans to offer customers a stepping stone migration path will allow them to easily move from one DataWorks ERP solution to another as they grow, thus reducing the risks of changing software vendors. This migration strategy should provide DataWorks with increased revenue growth opportunities and a lower cost of sale."

         The DataWorks spectrum of right-sized ERP solutions will now include DCD's Vista and Vantage -- software systems designed for smaller job shops, up to about $20 million in sales who need an easy-to-use system that works "right out of the box" without on-going, professional IS support. Larger mid-range make-to-order discrete manufacturers and high volume repetitive manufacturing firms with sales from approximately $20 million and above, that require a more

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comprehensive enterprise solution, will continue to be well served by DataWorks'
DataFlo and Man-Fact II products. These ERP systems offer broad, feature-rich applications, yet still provide rapid deployment and require only minimal IS support.

         DataWorks Executive Vice President and CFO, Norman Farquhar, commented, "Customers and prospects have all had a particularly positive response to the announcement of our agreement to acquire DCD -- and the resultant product scope we'll be capable of offering to all mid-range customers. DCD has been profitable since its inception, and the company continues to outpace its competitors with revenue growth from its popular Windows-based products. Consequently, this acquisition, to be accounted for as a "pooling of interests" for financial accounting purposes, should be accretive, excluding one-time merger costs estimated to be between $2.5 million -- $3 million. As consideration for the acquisition, DataWorks would issue up to 1.8 million shares of its common stock subject to certain reductions." DCD will operate as a separate business unit reporting to Norman Farquhar.

         Robert W. Brandel, DCD President, said, "DCD employees and customers welcome the prospect of new synergy with DataWorks' complementary customers and products. We can now offer our customers increased financial strength, greater development resources and an extended systems migration path. Our vision for the combined companies includes offering customers the opportunity to have a consistent family of products throughout the entire supply chain. For example, a customer using DataFlo or Man-Fact in their manufacturing site may be linked electronically to component and subassembly vendors running Vista or Vantage systems. We believe this kind of supply chain integration provides customers with a significant competitive advantage." Brandel, who has been with DCD since 1992, will continue to run the DCD business unit.

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         DCD develops, markets and supports business management software for the make-to-order manufacturing segment, primarily job shops and custom manufacturers. The company's products combine rich functionality, 16- and 32-bit technology, and an award-winning graphical user interface. DCD has implemented systems in over 3000 customer sites on both PC and IBM mid-range platforms. The company is based in Minneapolis, MN.

         DataWorks is a supplier of software solutions for mid-range discrete product manufacturers. The company's products feature advanced ERP system functionality combined with open system technologies, including client-server architecture, relational database and easy-to-use Windows-based graphical user interfaces. DataWorks, with over 600 sites, is one of the first manufacturing software companies to have customers completely installed and operational on the Windows NT operating system. Worldwide headquarters is located in San Diego, CA.

         For more information, contact Chris Jensen, DataWorks, 21 Technology Dr., Irvine, CA 92618, (714) 788-4013, email: jensenc@dataworks.com.

         This news release may contain forward-looking statements that involve risks and uncertainties, including the risks associated with the integration of the two companies and those associated with establishing new, or improving existing, relationships or alliances with the company. Certain of these factors, as well as additional risks and uncertainties, are detailed from time to time in DataWorks' periodic filings with the Securities and Exchange Commission.

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